As filed with the Securities and Exchange Commission on December 9, 2025

Registration Statement No. 333-280705

Registration Statement No. 333-276250

Registration Statement No. 333-267171

Registration Statement No. 333-252049

Registration Statement No. 333-237795

Registration Statement No. 333-237354

Registration Statement No. 333-226107

Registration Statement No. 333-221844

Registration Statement No. 333-220336

Registration Statement No. 333-207409

Registration Statement No. 333-203679

Registration Statement No. 333-195055

Registration Statement No. 333-193144

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

Form S-3 Registration Statement No. 333-280705

Form S-3 Registration Statement No. 333-276250

Form S-3 Registration Statement No. 333-267171

Form S-3 Registration Statement No. 333-252049

Form S-3 Registration Statement No. 333-237795

Form S-3 Registration Statement No. 333-237354

Form S-3 Registration Statement No. 333-226107

Form S-3 Registration Statement No. 333-221844

Form S-3 Registration Statement No. 333-220336

Form S-3 Registration Statement No. 333-207409

Form S-3 Registration Statement No. 333-203679

Form S-3 Registration Statement No. 333-195055

Form S-3 Registration Statement No. 333-193144

UNDER

THE SECURITIES ACT OF 1933

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2932652
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Overlook Center, Suite 102

Princeton, New Jersey 08540

609-375-2227

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Raghu Rao

Chief Executive Officer and Director

Sonnet BioTherapeutics Holdings, Inc.

100 Overlook Center, Suite 102

Princeton, New Jersey 08540

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Tel: (212) 262-6700

Approximate date of commencement of proposed sale to the public: N/A

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-3 (the “Registration Statements”), originally filed by Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement No. 333-280705 on Form S-3 relates to the offer and sale of up to 5,770,14 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) issuable upon exercise of outstanding warrants, in the aggregate by the selling stockholders, as declared effective by the SEC on July 15, 2024;

●	Registration Statement No. 333-276250 on Form S-3 relates to the offer and sale of up to $100 million of Common Stock, preferred stock, warrants, debt securities, subscription rights and/or units of the Company, in the aggregate by the Company, as declared effective by the SEC on January 4, 2024;

●	Registration Statement No. 333-267171 on Form S-3 relates to the offer and sale of up to 11,597,947 shares of the Common Stock, in the aggregate by the selling stockholders, as declared effective by the SEC on September 16, 2022;

●	Registration Statement No. 333-252049 on Form S-3 relates to the offer and sale of up to 11,329,463 shares of the Common Stock, in the aggregate by the selling stockholders, as declared effective by the SEC on January 21, 2021;

●	Registration Statement No. 333-237795 on Form S-3, as amended, relates to the offer and sale of up to 5,547,792 shares of the Common Stock, in the aggregate by the selling stockholders, as declared effective by the SEC on June 15, 2020;

●	Registration Statement No. 333-237354 on Form S-3 relates to the offer and sale of up to 4,149,564 shares of the Common Stock, in the aggregate by the selling stockholders, as declared effective by the SEC on April 2, 2020;

●	Registration Statement No. 333-226107 on Form S-3, as amended, relates to the offer and sale of up to 403,214 shares of the Common Stock, in the aggregate by the selling stockholders, as declared effective by the SEC on September 5, 2018;

●	Registration Statement No. 333-221844 on Form S-3 relates to the offer and sale of up to 499,857 shares of the Common Stock, in the aggregate by the selling stockholders, as declared effective by the SEC on December 21, 2017;

●	Registration Statement No. 333-220336 on Form S-3, as amended, relates to the offer and sale of up to 1,200,000 shares of the Common Stock, in the aggregate by the selling stockholders, as declared effective by the SEC on October 27, 2017;

●	Registration Statement No. 333-207409 on Form S-3, as amended, relates to the offer and sale of up to 1,874,06 shares of the Common Stock, in the aggregate by the selling stockholders, as declared effective by the SEC on December 8, 2015;

●	Registration Statement No. 333-203679 on Form S-3, as amended, relates to the offer and sale of (i) up to $15,000,000 of shares of the Common Stock, in the aggregate by the Company and (ii) up to 2,217,000 shares of the Common Stock, in the aggregate by the selling stockholders, as declared effective by the SEC on June 9, 2015;

●	Registration Statement No. 333-195055 on Form S-3 relates to the offer and sale of up to 1,750,544 shares of the Common Stock, in the aggregate by the selling stockholders, as declared effective by the SEC on April 17, 2014; and

●	Registration Statement No. 333-193144 on Form S-3, as amended, relates to the offer and sale of up to 1,653,334 shares of the Common Stock, in the aggregate by the selling stockholders, as declared effective by the SEC on January 22, 2014.

On December 2, 2025, pursuant to the Business Combination Agreement, dated as of July 11, 2025, by and among the Company, Rorschach I LLC, a Delaware limited liability company (“Rorschach”), Hyperliquid Strategies Inc, a Delaware corporation (“HSI”), TBS Merger Sub Inc, a Delaware corporation and wholly owned subsidiary of HSI (“Company Merger Sub”) and Rorschach Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of HSI (“Rorschach Merger Sub”), (i) Rorschach Merger Sub merged with and into Rorschach, with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of HSI and (ii) immediately following the Rorschach Merger, Company Merger Sub merged with and into the Company (the “Company Merger”), with the Company surviving the Company Merger as a direct wholly owned subsidiary of HSI.

In connection with the Company Merger, the Company has terminated all offerings of securities pursuant to its existing Registration Statements under the Securities Act of 1933. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statements which remain unsold at the termination of the offerings, the Company hereby terminates the effectiveness of the Registration Statements and removes from registration all securities registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 9, 2025.

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

By:	/s/ Raghu Rao
Name:	Raghu Rao
Title:	Chief Executive Officer and Director